Exhibit 10.1

Foundation Medicine, Inc.

150 Second Street

Cambridge, MA 02141

USA

July 31, 2017

Amendment Letter Agreement (the “Amendment Letter Agreement“)

Ladies and Gentlemen,

Reference is made to the Credit Facility Agreement, dated August 02, 2016 (the “Credit Agreement“) and the Side Letter Agreement, dated August 02, 2016 (the “Side Letter Agreement “), each by and among Foundation Medicine, Inc., a Delaware corporation (the “Borrower“), and Roche Finance Ltd, a corporation incorporated and organized under the laws of Switzerland (the “Lender“). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

The Borrower and the Lender (together the “Parties”, each a “Party”) intend, with effect as of the Effective Time, to amend the Credit Agreement as set forth herein. For the purpose of this Amendment Letter Agreement, “Effective Time” means the Business Day on which the Lender confirms to the Borrower that the conditions precedent referred to in Schedule 1 (Conditions Precedent) of this Amendment Letter Agreement have been satisfied or waived.

The Borrower and the Lender hereby agree as follows:

1.	Amendments to Credit Agreement

1.1	With effect as of the Effective Time, the existing definition of “Agreement” shall be replaced in its entirety with the following new definition:

“Agreement means this USD 200,000,000 credit facility agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, between FMI as Borrower and Roche Finance as Lender as well as any other person becoming a Party hereto.”

1.2	With effect as of the Effective Time, the following new definition of “Amendment Letter Agreement” shall be inserted after the definition of “Agreement”:

“Amendment Letter Agreement means that certain Amendment Letter Agreement dated July 31, 2017, by and between Borrower and Lender.”

Roche Finance Ltd	Grenzacherstrasse 122 CH-4058 Basel

1.3	With effect as of the Effective Time, the existing definition of “Drawdown Period” shall be replaced in its entirety with the following new definition:

“Drawdown Period means the period from and including the date of this Agreement to and including August 02, 2020.”

1.4	With effect as of the Effective Time, the existing definition of “Facility” shall be replaced in its entirety with the following new definition:

“Facility means the USD credit facility as described in Clause 3 (Facility), consisting of the First Tranche, the Second Tranche and the Third Tranche.”

1.5	With effect as of the Effective Time, the existing definition of “Final Maturity Date” shall be replaced in its entirety with the following new definition:

“Final Maturity Date means February 02, 2026.”

1.6	With effect as of the Effective Time, the existing definition of “Prepayment Fee” shall be replaced in its entirety with the following new definition:

“Prepayment Fee means

a) during the Drawdown Period: 4% (four percent) on the prepaid amount;

b) within 30 months after the end of the Drawdown Period: 3% (three per cent) on the prepaid amount;

c) 30 months to 42 months after the end of the Drawdown Period: 2% (two per cent) on the prepaid amount;

d) 42 months to 54 months after the end of the Drawdown Period: 1% (one per cent) on the prepaid amount; and

e) 54 months to 66 months after the end of the Drawdown Period: 0% (zero per cent) on the prepaid amount.”

1.7	With effect as of the Effective Time, the existing definition of “Second Tranche Milestone” shall be replaced in its entirety with the following new definition:

“Second Tranche Milestone means (a) $150 million of trailing 12 month Adjusted Revenue or (b) (i) $115 million of trailing 12 month Adjusted Revenue and (ii) at any time prior to end of such 12 month period the approval by the US. Food and Drug Administration (FDA) of Borrower‘s FoundationOne comprehensive genomic profiling assay.”

1.8	With effect as of the Effective Time, the following new definition of “Third Tranche Milestones” shall be inserted after the existing definition of “Tax Sharing Agreement”:

“Third Tranche Milestone means (a) $175 million of trailing 12 month Adjusted Revenue or (b) (i) $155 million of trailing 12 month Adjusted Revenue and (ii) at any time prior to end of

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such 12 month period the issuance by the Centers for Medicare Services (CMS) of a national coverage determination, indicating coverage for a minimum of three tumor types, for Borrower‘s FoundationOne comprehensive genomic profiling assay.”

1.9	With effect as of the Effective Time, the existing definition of “Total Commitment” shall be replaced in its entirety with the following new definition:

“Total Commitment means the aggregate of the Commitment, being USD 200,000,000, at the Effective Time of the Amendment Letter Agreement and consisting of the First Tranche, the Second Trance and the Third Tranche.”

1.10	With effect as of the Effective Time, the existing definition of “Tranche” shall be replaced in its entirety with the following new definition:

“Tranche means the First Tranche, the Second Tranche and the Third Tranche.”

1.11	With effect as of the Effective Time, the existing Clause 3.3 (Second Tranche) shall be replaced in its entirety by the following new Clause:

“Subject to the conditions precedent listed in Schedule 1 Part 2 (Conditions precedent for the Second Tranche), the Lender makes available to the Borrower a USD credit facility in an aggregate amount not to exceed USD 70,000,000 (the Second Tranche).”

1.12	With effect as of the Effective Time, the following the following new Clause “3.4 (Third Tranche) shall be inserted after Clause “3.3 Second Tranche”:

“3.4    Third Tranche

Subject to the conditions precedent listed in Schedule 1 Part 3 (Conditions precedent for the Third Tranche), the Lender makes available to the Borrower a USD credit facility in an aggregate amount not to exceed USD 50,000,000 (the Third Tranche).”

1.13	With effect as of the Effective Time, the following new Clause “5.3 (Conditions precedent to Third Tranche)” shall be inserted after the existing Clause “5.2 (Conditions precedent to Second Tranche)”:

“5.3    Conditions precedent to Third Tranche

The Lender shall not be required to make a Loan under the Third Tranche unless the Lender has received all of the documents and other evidence listed on Schedule 1, Part 3, in form and substance satisfactory to the Lender, whereby such documents and evidence shall be delivered at least 10 (ten) Business Days prior to delivery of a Utilisation Request with respect to the Third Tranche.”

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1.14	With effect as of the Effective Time, the heading and leading in sentence of the existing Clause “5.3 (Further condition precedent)” shall be amended as follows:

“5.4    Further conditions precedent

Subject to Clause 5.1 (Initial conditions precedent), Clause 5.2 (Conditions precedent to Second Tranche) and Clause 5.3 (Conditions precedent to Third Tranche), in each case, as applicable, the Lender will only be obliged to make available any Loan if on the date of the Utilisation Request and on the proposed Utilisation Date:”

[the remainder of the existing Clause “5.3 (Further conditions precedent)” shall remain unchanged]

1.15	With effect as of the Effective Time, the existing Clause “7 (Repayment)” shall be replaced in its entirety by the following new Clause:

“a) Subject to Clause 8.2 (Mandatory prepayments) and Clause 18.15 (Acceleration), the Borrower shall have no obligation to repay any portion of any outstanding Loan during the Drawdown Period. After the expiration of the Drawdown Period, the Borrower shall repay the Loan Amount of any outstanding Loans through 20 equal instalments, payable in arrears on the last day of each successive period of three months starting six months after the last day of the Drawdown Period (i.e., February 02, 2021), calculated to provide for the complete repayment of the aggregate outstanding Loan Amounts as of the Final Maturity Date.

b) At Final Maturity Date any Unpaid Sum shall be paid in full.”

1.16	With effect as of the Effective Time, the existing Clause “9.1 (Commitment fee)” shall be replaced in its entirety by the following new Clause:

“From the Effective Time of the Amendment Letter Agreement, the Borrower shall pay a commitment fee of 0.4% (zero point four per cent) p.a. on the Available Commitment until the end of the Drawdown Period. Such fee is payable in arrears on the last day of each successive period of three months starting from the date of this Agreement.”

1.17	With effect as of the Effective Time, the existing Clause “9.2 (Calculation of Interest)” shall be replaced in its entirety by the following new Clause:

“From the Effective Time of the Amendment Letter Agreement, the rate of interest on each Loan for each Interest Period is 6.5% (six point five per cent) p.a. (the Interest Rate) and shall be calculated on an actual|360-basis, i.e., the actual number of days elapsed per month against a 360 days-year.”

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1.18	With effect as of the Effective Time, new “Part 3: Conditions Precedent to Third Tranche” shall be inserted in Schedule 1 after the existing part “Part 2: Condition Precedent to Second Tranche”:

“Part 3: Conditions Precedent to Third Tranche

Evidence satisfactory to the Lender that the Borrower has achieved the Third Tranche Milestones.”

1.19	With effect as of the Effective Time, the existing Clause 3 in Schedule 2 shall be replaced in its entirety by the following new Clause:

“We confirm that each condition specified in Clause 5.4 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.”

2.	Amendments to Side Letter Agreement

With effect as of the Effective Time, the Side Letter Agreement shall be deleted in its entirety.

3.	Representations

The representations set forth in Clause 14 (Representations) of the Credit Agreement shall be made by the Borrower on the date of this Amendment Letter Agreement and the Effective Time by reference to the facts and circumstances then existing.

4.	Scope of the Amendments

The Parties agree that (i) the terms and conditions of the Credit Agreement and all other Finance Documents shall remain unchanged and in full force and effect and binding upon the Parties, unless specifically provided for otherwise in this Amendment Letter Agreement, and (ii) all security interests, pledges, mortgages or other liens granted by the Borrower pursuant to the Security Agreements are hereby ratified and confirmed in all respects.

Each Party acknowledges that the term “Credit Agreement” or any equivalent defined term relating to the Credit Agreement in each Finance Document, with effect from the date of this Amendment Letter Agreement, refers to the Credit Agreement as amended by this Amendment Letter Agreement.

5.	Designation

The Parties designate this Amendment Letter Agreement as a Finance Document.

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6.	Transaction Expenses

The Borrower shall promptly on demand pay the Lender the amount of all documented out-of-pocket costs and external expenses (including documented legal fees) reasonably incurred for services rendered by third parties in connection with the negotiation, preparation, printing and execution of this Amendment Letter Agreement and any other documents referred to in this Agreement.

7.	Governing Law and Jurisdiction

This Amendment Letter Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

Place of performance as well as the exclusive place of jurisdiction for any disputes arising out of or in connection with this Amendment Letter Agreement shall be the City of Zurich.

[Signature page follows]

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Sincerely,

Roche Finance Ltd as Lender

/s/ Beat Krähenmann	/s/ Andreas Knierzinger
Name: Beat Krähenmann	Name: Andreas Knierzinger
Title: Authorized Signatory	Title: Authorized Signatory

Confirmed, accepted and agreed:

Foundation Medicine, Inc. as Borrower

/s/ Troy Cox
Name: Troy Cox
Title: Chief Executive Officer

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SCHEDULE 1

CONDITIONS PRECEDENT

1.	Corporate documents

(a)	A copy of the up-to-date constitutional documents of the Borrower;

(b)	A copy of a resolution of the board of directors of the Borrower:

(i)	inter alia, approving the terms of, and the transactions contemplated by, the Amendment Letter Agreement, and if necessary, any security confirmation agreement, resolving that it executes and delivers and performs its obligations under the Amendment Letter Agreement and if necessary, any security confirmation agreement;

(ii)	authorizing a specified person or persons to execute the Amendment Letter Agreement and, if necessary, any security confirmation agreement, on its behalf; and

(iii)	authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Amendment Letter Agreement and if necessary, security confirmation agreement.

(c)	A certificate of the Borrower, signed by an authorized signatory of the Borrower:

(i)	containing a specimen signature of each person authorized to execute the Amendment Letter Agreement and if necessary, any security confirmation agreement, or any document or notice in connection there with on behalf of the Borrower;

(ii)	confirming that each of the representation and warranties in accordance with Clause 14 (Representations) are true, correct, accurate, complete and not misleading as of the date they are given according to the facts and circumstances then existing on those dates;

(iii)	confirming that no material adverse change in the financial or business condition of the Borrower and the FMI Group taken as a whole has occurred since the most recent audited financial statements of the Borrower and/or FMI Group; and

(iv)	confirming that each copy document delivered pursuant to 6(a) and (b) above is complete and in full force and effect.

2.	Finance Documents

A copy of this Amendment Letter Agreement, duly executed by the Borrower.

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3.	Other Documents and Evidence

Evidence satisfactory to the Lender that (i) the Borrower and each Subsidiary granting Security under a Security Agreement continue to be bound by the obligations as set out in the Security Agreements to which they are a party following the Effective Time and (ii) the Security interests granted under each Security Agreement (x) are and continue to be in full force and effect after the Effective Time and (y) extend to and continue to secure all obligations of the Borrower under the Finance Documents (including the Credit Agreement, as amended by this Amendment Letter Agreement).

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